Exhibit 10.6

PROMISSORY NOTE

$ 300,000.00

                                                                  Los Angeles, California

Interest Rate:  5%

                                                      August 28, 2005

FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to American Stem Cell Corporation ("Payee"), or order, at 11300 West Olympic Blvd., Suite 800, Attn: Christopher Dieterich, or at any other place that Payee designates by notice to Maker, in United States Dollars, the sum of Three Hundred Thousand dollars ($ 300.000.00), together with any additional advances, if any, that Payee may make hereunder, plus interest on the unpaid balance at the rate of five percent (5%) per annum accruing from the date hereof.  Principal and interest shall be paid on the terms and conditions set forth below.  Pursuant to the terms hereof, this promissory note (this "Note") is convertible into shares of capital stock of Maker.

1.

Payments.

(a)

Principal and Interest.  Subject to the provisions of Section 2 hereof, interest shall accrue but on the outstanding principal amount hereof until December 31, 2006, at which time all principal and accrued interest shall be paid on a 24 month amortization schedule, with the first payment due January 31, 2007 and all remaining principal and unpaid interest payable in full on December 31, 2009 (the "Maturity Date").

(b)

Prepayments.  This Note may be prepaid in whole or in part, at any time prior to maturity without consent of the holder.

2.

 Repayment or Conversion

(a)

Upon Closing of a Qualifying Financing.  Upon the consummation of the Payee's placement of not less than $3,000,000 of equity capital (inclusive of $640,000 already funded) and the contribution of a minimum of $2,500,000 of equity to Maker (which contribution shall be deemed to include the outstanding principal amount hereof) as called for in the Exchange Agreement dated as of July 1, 2005 between Maker, Payee and the shareholders of Maker, all of Maker's obligations hereunder shall terminate without further action by either party.

(b)

Upon the Maturity Date.  Upon the Maturity Date, unless this Note shall have been prepaid or earlier converted pursuant to Section 2(a) hereof, the entire principal sum and all accrued interest then outstanding hereunder shall become due and payable.

3.

Default.

(a)

Events of Default.  Maker shall be in default of this Note on the occurrence of any of the following:

 (i)

Payments.  Failure of Maker to make any payment under this Note within three days of the due date.

 (ii)

Bankruptcy.

(A)

The filing by Maker of a voluntary petition in bankruptcy, a petition for reorganization, arrangement or other relief under the United States Bankruptcy Act, or a voluntary petition for the appointment of a receiver or comparable relief from creditors under the laws of any state, or the making by Maker of an assignment of all or substantially all of its assets for the benefit of creditors.

(B)

The adjudication of Maker as a bankrupt or insolvent, the appointment of a receiver of all or substantially all of Maker's assets, or the entry of an order of the reorganization of Maker under the United States Bankruptcy Act, if such adjudication, appointment or order is made on a petition filed against Maker and is not, within 60 days after it is made, vacated or stayed on appeal or otherwise, or if Maker consents to the appointment, order or petition.

(b)

Acceleration on Default.  When Maker is in default, the entire unpaid balance of interest and principal of this Note shall become immediately due and payable at the election of Payee.

4.

Collection Costs.  On any default by Maker, Payee shall be entitled to recover from Maker all costs of collection and enforcement, including, without limitation, reasonable attorneys' fees.

5.

Remedies Cumulative.  The rights and remedies of Payee under this Note are cumulative and may be pursued singly, successively or together against Maker and any funds or security held by Payee.

6.

Governing Law.  This Note and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements executed and to be performed in the State of California, irrespective of its choice-of-law provisions.

7.

Notices.  Unless otherwise expressly stated in this Note, all notices given hereunder shall be in writing and shall be served personally, or be mailed in U.S. mail, first class certified, registered or Express Mail postage prepaid, and a return receipt requested, or be deposited with a nationally recognized commercial courier service with next-day delivery charges prepaid.  Notices may also effectively be given by transmittal over facsimile machine or other electronic transmitting device if the party to whom the notice is being sent has a receiving device in its office and a copy of the notice is also served personally or in the same manner required for a mailed notice or a notice deposited with a commercial courier service.  Notices shall be deemed received at the earlier of actual receipt or three days following deposit, in the manner required above, in U.S. mail or with a commercial courier service.  Notices shall be directed to the following addresses:

Payee:

American Stem Cell Corporation

C/O Christopher Dieterich

11300 W. Olympic Blvd. Suite 800

Los Angeles, CA 90064

Maker:

Lifeline Cell Technology, LLC

157 Surfview Drive

Pacific Palisades, CA 90272

Either party to this Note may change its address for notice purposes by giving notice to the other parties in accordance with this Section 7, provided that the address change shall not be effective until three days after notice of the change.

8.

Severability.  If any part of this Note is determined to be illegal or unenforceable, all other parts shall remain in effect.

9.

Successors and Assigns.  This Note shall inure to the benefit of and bind the parties hereto and their respective successors, assigns, heirs, executors and administrators.

IN WITNESS WHEREOF, Maker has signed and delivered this Note effective as of the date first set forth above.

Lifeline Cell Technology, LLC

By: _______________________________

Accecpted:  American Stem Cell Corporation

By:_________________________________